EXHIBIT 4.2





                              CERTIFICATE OF CORRECTION

                                          OF

                               CERTIFICATE OF AMENDMENT


                              ADVANCED NMR SYSTEMS, INC.
                            -------------------------------
                      Pursuant to Section 103(f) of the General
                       Corporation Law of the State of Delaware


                    I, the undersigned, of ADVANCED NMR SYSTEMS, INC., do hereby certify that the Certificate of Designations filed on May 30, 1996 contained an inaccurate record.

                    ARTICLE 3 provided that Three Thousand Five Hundred (3,500) of the One Million (1,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series A Preferred Stock ...

                    ARTICLE 3 should read as follows: Four Thousand (4,000) of the One Million (1,000,000) authorized shares of Preferred Stock of the Corporation shall be designated Series A Preferred Stock ...

                    IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its Chairman of the Board, this 31st day of May, A.D. 1996.

                                              /s/  Jack Nelson
                                             ------------------------------
                                             Jack Nelson
                                             Authorized Officer